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                                                                     EXHIBIT 5.1



                                 June 22, 1998


Aspect Telecommunications Corporation
1730 Fox Drive
San Jose, CA  95131-2312

        REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by Aspect Telecommunications Corporation (the "Company") with the Securities and Exchange Commission on or about June 23, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 50,000 shares of your Common Stock (the "Shares") reserved for issuance under the Company's Annual Retainer Compensation Plan, 300,000 Shares reserved for issuance under the Company's 1998 Directors' Stock Option Plan and 1,000,000 Shares reserved for issuance under the Company's 1990 Employee Stock Purchase Plan (the "Option Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Option Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Option Plans and pursuant to the respective agreement which accompanies each purchase or grant, as the case may be, under the Option Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.



                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation

                                        /s/ VENTURE LAW GROUP